Exhibit 99.1

ChampionX Reports Third Quarter 2023 Results

•Revenue of $939.8 million, decreased 8% year-over-year and increased 1% sequentially
•Net income attributable to ChampionX of $77.7 million, increased 237% year-over-year
•Adjusted net income of $80.9 million, increased 19% year-over-year
•Adjusted EBITDA of $189.5 million, increased 14% year-over-year
•Income before income taxes margin of 11.7%, increased 802 basis points year-over-year
•Adjusted EBITDA margin of 20.2%, increased 391 basis points year-over-year
•Cash from operating activities of $163.0 million and free cash flow of $114.6 million
•Repurchased $68.1 million of common stock
•Returned 52% of cash from operating activities and 74% of free cash flow to shareholders

THE WOODLANDS, TX, October 24, 2023 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced third quarter of 2023 results. Revenue was $939.8 million, net income attributable to ChampionX was $77.7 million, and adjusted EBITDA was $189.5 million. Income before income taxes margin was 11.7% and adjusted EBITDA margin was 20.2%. Cash from operating activities was $163.0 million and free cash flow was $114.6 million.

CEO Commentary

“We delivered adjusted EBITDA growth and robust free cash flow generation during the third quarter and once again demonstrated our commitment to return excess cash to our shareholders through our regular cash dividend and share repurchases. Our ongoing focus on price realization and productivity contributed to strong year-over-year profitability improvement. We remain focused on shareholder value creation and our disciplined framework of capital allocation. I am grateful to our employees around the world for their tireless dedication to serving our customers and communities well,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the third quarter of 2023, we generated revenue of $940 million, which decreased 8% year-over-year, and increased 1% sequentially. Both North America and international revenue increased sequentially, led by our Production Chemical Technologies business. Strong sequential growth in international and offshore markets was largely offset by lower than expected drilling and completions activity in U.S. land, which impacted Production & Automation Technologies and Drilling Technologies revenues during the period. We generated net income attributable to ChampionX of $78 million, which increased 237% year-over-year and decreased 19% sequentially, and adjusted EBITDA of $190 million, which increased 14% year-over-year and 2% sequentially and included approximately $7 million of foreign exchange loss related to the devaluation of our peso exposure in Argentina during the period. Our income before income taxes margin improved by approximately 802 basis points year-over-year and was flat sequentially, and our adjusted EBITDA margin expanded by approximately 391 basis points year-over-year and 7 basis points sequentially in the third quarter.

“Cash flow from operating activities was $163 million during the third quarter, which represented 210% of net income attributable to ChampionX, and we generated strong free cash flow of $115 million during the period, which represented 60% of our adjusted EBITDA for the period. Through our regular cash dividend of $17 million and $68 million of ChampionX share repurchases, we returned 52% of cash from operating activities and 74% of our free cash flow in the third quarter to our shareholders. Our balance sheet and financial position remain strong, ending the third quarter with $954 million of liquidity, including $285 million of cash and $669 million of available capacity on our revolving credit facility.

“As we look to the fourth quarter, we expect continued positive momentum in our international and offshore businesses, offset by seasonal declines in our North American businesses into the year-end holidays. We expect our Drilling Technologies business to experience a sequential revenue decline similar to the fourth quarter of 2022 as some of our customers act to manage their working capital into year end. On a consolidated basis, in the fourth quarter, we expect revenue to be between $930 million and $970 million. We expect adjusted EBITDA of $187 million to $197 million. Our cash generation remains strong, and for the full year, we still expect to convert at least 50% of our adjusted EBITDA to free cash flow, and we remain committed to returning at least 60% of our free cash flow to our shareholders for the year.

“As we look into 2024 and beyond, we remain excited about the constructive market fundamentals as the oil and gas industry is benefiting from a multi-year growth cycle. As the leading provider of production optimization solutions for the industry, we are well positioned to benefit from this trend as the growth cycle unfolds. We expect continued revenue and adjusted EBITDA growth, margin expansion, and strong capital returns consistent with our capital allocation framework.”

Production Chemical Technologies

Production Chemical Technologies revenue in the third quarter of 2023 was $604.3 million, an increase of $30.0 million, or 5%, sequentially, due to higher demand both in North America and internationally.

Segment operating profit was $94.6 million and adjusted segment EBITDA was $125.1 million. Segment operating profit margin was 15.6%, an increase of 47 basis points, sequentially, and adjusted segment EBITDA margin was 20.7%, an increase of 37 basis points, sequentially. The increase in segment operating profit margin and adjusted segment EBITDA margin reflects higher sales volumes, offset by $7.2 million of foreign exchange loss related to the devaluation of our peso exposure in Argentina during the period.

Production & Automation Technologies

Production & Automation Technologies revenue in the third quarter of 2023 was $256.1 million, an increase of $2.0 million, or 1%, sequentially, due to higher demand in our businesses internationally.

Revenue from digital products was $58.0 million in the third quarter of 2023, down 4% sequentially, and up 17% year-over-year.

Segment operating profit was $28.3 million and adjusted segment EBITDA was $59.3 million. Segment operating profit margin was 11.0%, a decrease of 202 basis points, sequentially, and adjusted segment EBITDA margin was 23.2%, a decrease of 73 basis points, sequentially. The decrease in segment operating profit margin and adjusted segment EBITDA margin was driven by product mix.

Drilling Technologies

Drilling Technologies revenue in the third quarter of 2023 was $54.9 million, a decrease of $2.5 million, or 4%, sequentially, driven by lower U.S. rig count and customer activity.

Segment operating profit was $12.3 million and adjusted segment EBITDA was $13.8 million. Segment operating profit margin was 22.3%, an increase of 25 basis points, sequentially, and adjusted segment EBITDA margin was 25.1%, an increase of 5 basis points, sequentially, in each case due to improved processing costs.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the third quarter 2023 was $25.1 million, an increase of $1.2 million, or 5%, sequentially, driven by higher sales volumes.

Segment operating profit was $2.5 million and adjusted segment EBITDA was $4.2 million. Segment operating profit margin was 9.8%, an increase of 64 bps basis points, sequentially, and adjusted segment EBITDA margin was 16.6%, a decrease of 110 basis points, sequentially. The decrease in adjusted segment EBITDA margin was driven by product mix.

Q3 2023 Other Business Highlights

Chemical Technologies
•Secured a multi-year performance-based contract extension with an Oil Major in U.S. land.
•Won a two-year contract extension with an independent E&P operator in Colombia.
•Secured a multi-year contract extension with a global energy company in Australia, which affords opportunities for additional business growth in the next several years.
•Received safety performance and supplier quality recognition from multiple customers in the Middle East and North Africa region.
•Deployed its first nano-particle technology squeeze in Europe.
•Converted production enhancement chemical treatment to continual application for a customer in the UK North Sea.

•Gained a substantial win of a competitively held midstream account in the Permian Basin, due to deep knowledge of the customer’s operations and excellent technical capability and service.
•Awarded the chemicals supply contract for a large independent E&P operator’s second frac water reuse facility in the Permian Basin as the customer expands its footprint and investment in the area.
•Experienced a successful competitive gain of a scale squeeze in the U.S. Gulf of Mexico, utilizing its XR portfolio of products.

Production & Automation Technologies
•Achieved a net promoter score of 51% (versus industry average of 41%) and garnered top-tier marks in every category in the most recent Artificial Lift Market Survey by Kimberlite International Oilfield Research.
•Won a large PurePower ProTM order for harmonic filters with a large independent producer in the Permian Basin. This technology significantly reduces distortion, significantly reducing power-generation costs and fees.
•Awarded a contract by an Integrated Oil Company in Latin America to monitor 400 wells with our XSPOCTM production optimization software, with the potential for an additional 600 wells.
•Awarded a project for an Oil Major in the Permian Basin to install 150 full chemical injection skid solutions (including pumps and automation technology) on newly drilled unconventional wells.
•Secured a customer commitment in Australia for our newly commercialized ultra-quiet progressing cavity pumping (PCP) system drivehead, which addresses noise pollution concerns of land holders.
•Received the Shell Quality Recognition Award from Shell’s QGC business, one of the top natural gas producers in Australia.

Drilling Technologies
•43% of third quarter revenue was generated from products that were less than three years old.

Other
•ChampionX is honored to be nominated eight times across four categories for the ALLY Energy GRIT Awards for making a positive impact on energy, sustainability, and the climate.
•ChampionX published its second annual Sustainability Report highlighting our initiatives that align with our purpose of Improving Lives and the work we are doing to further our customers’ carbon-reduction efforts.
•ChampionX opened our newest technology center in Chennai, India. The new ChampionX Global Technology Center - India represents a further extension of our focus on developing and delivering a wide range of cross-industry technology solutions and expertise.

Conference Call Details

ChampionX Corporation will host a conference call on Wednesday, October 25, 2023, to discuss its third quarter 2023 financial results and outlook. The call will begin at 9:00 a.m. Eastern Time. Presentation materials that supplement the conference call will be available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available by dialing 1-888-259-6580 in the United States or 1-416-764-8624 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 11375578.

A replay of the conference call will be available for 30 days on ChampionX’s website.

###

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio provide useful information to investors because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, these measures are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, in particular, and other amounts excluded from adjusted EBITDA will have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except per share amounts)	2023	2023	2022	2023	2022
Revenue	$939,783	$926,600	$1,021,561	$2,814,730	$2,820,093
Cost of goods and services	647,923	644,394	825,018	1,957,309	2,204,052
Gross profit	291,860	282,206	196,543	857,421	616,041
Costs and expenses:
Selling, general and administrative expense	162,317	162,484	153,736	485,617	445,447
Loss (gain) on disposal group	—	—	(6,409)	12,965	16,515
Interest expense, net	13,744	14,544	11,454	40,754	33,582
Other expense (income), net	5,998	(3,104)	291	8,189	10,968
Income before income taxes	109,801	108,282	37,471	309,896	109,529
Provision for income taxes	29,009	11,656	14,246	69,334	19,235
Net income	80,792	96,626	23,225	240,562	90,294
Net income attributable to noncontrolling interest	3,081	829	157	3,522	3,182
Net income attributable to ChampionX	$77,711	$95,797	$23,068	$237,040	$87,112

Earnings per share attributable to ChampionX:
Basic	$0.40	$0.49	$0.11	$1.20	$0.43
Diluted	$0.39	$0.48	$0.11	$1.18	$0.42

Weighted-average shares outstanding:
Basic	195,881	197,034	201,421	197,058	202,600
Diluted	199,592	200,735	206,522	201,025	208,155

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$285,006	$250,187
Receivables, net	520,106	601,061
Inventories, net	588,800	542,543
Prepaid expenses and other current assets	91,784	104,790
Total current assets	1,485,696	1,498,581

Property, plant and equipment, net	763,559	734,810
Goodwill	666,108	679,488
Intangible assets, net	256,376	305,010
Other non-current assets	139,465	169,594
Total assets	$3,311,204	$3,387,483

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$6,250	$6,250
Accounts payable	500,021	469,566
Other current liabilities	287,605	383,160
Total current liabilities	793,876	858,976

Long-term debt	594,943	621,702
Other long-term liabilities	216,257	229,590
Stockholders’ equity:
ChampionX stockholders’ equity	1,721,479	1,694,550
Noncontrolling interest	(15,351)	(17,335)
Total liabilities and equity	$3,311,204	$3,387,483

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$240,562	$90,294
Depreciation and amortization	177,226	177,761
Loss on disposal group	12,965	16,515
Deferred income taxes	(15,380)	(37,505)
Gain on disposal of fixed assets	(1,480)	(4,428)
Loss on debt extinguishment	—	4,043
Receivables	85,181	(50,075)
Inventories	(50,011)	(72,298)
Leased assets	(38,597)	(20,947)
Other assets	17,470	24,022
Accounts payable	(7,018)	38,600
Other operating items, net	(49,600)	52,285
Net cash flows provided by operating activities	371,318	218,267

Cash flows from investing activities:
Capital expenditures	(110,965)	(74,752)
Proceeds from sale of fixed assets	12,328	16,424
Acquisitions, net of cash acquired	—	(3,198)
Net cash used for investing activities	(98,637)	(61,526)

Cash flows from financing activities:
Proceeds from long-term debt	15,500	995,038
Repayment of long-term debt	(43,625)	(1,071,386)
Debt issuance costs	(1,028)	(8,008)
Repurchases of common stock	(159,730)	(100,090)
Dividends paid	(48,309)	(30,480)
Other	644	(275)
Net cash used for financing activities	(236,548)	(215,201)

Effect of exchange rate changes on cash and cash equivalents	(1,314)	(5,746)

Net increase (decrease) in cash and cash equivalents	34,819	(64,206)
Cash and cash equivalents at beginning of period	250,187	255,178
Cash and cash equivalents at end of period	$285,006	$190,972

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2023	2023	2022
Segment revenue:
Production Chemical Technologies	$604,254	$574,302	$643,604
Production & Automation Technologies	256,148	254,156	247,717
Drilling Technologies	54,869	57,324	60,965
Reservoir Chemical Technologies	25,093	23,853	35,485
Corporate and other	(581)	16,965	33,790
Total revenue	$939,783	$926,600	$1,021,561

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$94,560	$87,163	$86,649
Production & Automation Technologies	28,299	33,208	22,485
Drilling Technologies	12,255	12,660	14,856
Reservoir Chemical Technologies	2,461	2,186	(61,711)
Total segment operating profit	137,575	135,217	62,279
Corporate and other	14,030	12,391	13,354
Interest expense, net	13,744	14,544	11,454
Income before income taxes	$109,801	$108,282	$37,471

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	15.6%	15.2%	13.5%
Production & Automation Technologies	11.0%	13.1%	9.1%
Drilling Technologies	22.3%	22.1%	24.4%
Reservoir Chemical Technologies	9.8%	9.2%	(173.9)%
ChampionX Consolidated	11.7%	11.7%	3.7%

Adjusted EBITDA
Production Chemical Technologies	$125,095	$116,790	$102,848
Production & Automation Technologies	59,322	60,711	52,101
Drilling Technologies	13,786	14,376	16,526
Reservoir Chemical Technologies	4,157	4,213	2,635
Corporate and other	(12,816)	(9,848)	(7,994)
Adjusted EBITDA	$189,544	$186,242	$166,116

Adjusted EBITDA margin
Production Chemical Technologies	20.7%	20.3%	16.0%
Production & Automation Technologies	23.2%	23.9%	21.0%
Drilling Technologies	25.1%	25.1%	27.1%
Reservoir Chemical Technologies	16.6%	17.7%	7.4%
ChampionX Consolidated	20.2%	20.1%	16.3%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2023	2023	2022
Net income attributable to ChampionX	$77,711	$95,797	$23,068
Pre-tax adjustments:
Loss (gain) on disposal group (1)	—	—	(6,409)
Russia sanctions compliance and impacts (2)	95	433	(1,620)
Restructuring and other related charges	1,228	5,353	67,533
Merger integration costs	—	—	652
Acquisition costs and related adjustments (3)	—	(2,341)	(3,512)
Intellectual property defense	220	687	15
Merger-related indemnification responsibility	722	—	—
Tulsa, Oklahoma storm damage	1,895	607	—
Tax impact of adjustments	(925)	(1,478)	(11,898)
Adjusted net income attributable to ChampionX	80,946	99,058	67,829
Tax impact of adjustments	925	1,478	11,898
Net income attributable to noncontrolling interest	3,081	829	157
Depreciation and amortization	61,839	58,677	60,532
Provision for income taxes	29,009	11,656	14,246
Interest expense, net	13,744	14,544	11,454
Adjusted EBITDA	$189,544	$186,242	$166,116
_______________________
(1) Amounts represent the loss recorded to properly adjust the carrying value of our Chemical Technologies operations in Russia to the lower of carrying value or fair value less costs to sell.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3)    Includes revenue associated with the amortization of a liability established as part of the merger transaction with Ecolab Inc. to acquire the Chemical Technologies business, representing unfavorable terms under the Cross Supply Agreement, as well as costs incurred for the acquisition of businesses.

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2023	2023	2022
Diluted earnings per share attributable to ChampionX	$0.39	$0.48	$0.11
Per share adjustments:
Loss (gain) on disposal group	—	—	(0.03)
Russia sanctions compliance and impacts	—	—	(0.01)
Restructuring and other related charges	0.01	0.03	0.34
Merger integration costs	—	—	—
Acquisition costs and related adjustments	—	(0.01)	(0.02)
Intellectual property defense	—	—	—
Merger-related indemnification responsibility	0.01	—	—
Tulsa, Oklahoma storm damage	0.01	—	—
Tax impact of adjustments	(0.01)	(0.01)	(0.06)
Adjusted diluted earnings per share attributable to ChampionX	$0.41	$0.49	$0.33

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2023	2023	2022
Production Chemical Technologies
Segment operating profit	$94,560	$87,163	$86,649
Non-GAAP adjustments	1,073	3,944	(4,551)
Depreciation and amortization	29,462	25,683	20,750
Segment adjusted EBITDA	$125,095	$116,790	$102,848

Production & Automation Technologies
Segment operating profit	$28,299	$33,208	$22,485
Non-GAAP adjustments	2,123	1,082	4,281
Depreciation and amortization	28,900	26,421	25,335
Segment adjusted EBITDA	$59,322	$60,711	$52,101

Drilling Technologies
Segment operating profit	$12,255	$12,660	$14,856
Non-GAAP adjustments	(8)	212	15
Depreciation and amortization	1,539	1,504	1,655
Segment adjusted EBITDA	$13,786	$14,376	$16,526

Reservoir Chemical Technologies
Segment operating profit	$2,461	$2,186	$(61,711)
Non-GAAP adjustments	31	428	60,756
Depreciation and amortization	1,665	1,599	3,590
Segment adjusted EBITDA	$4,157	$4,213	$2,635

Corporate and other
Segment operating profit	$(27,774)	$(26,935)	$(24,808)
Non-GAAP adjustments	941	(927)	(3,842)
Depreciation and amortization	273	3,470	9,202
Interest expense, net	13,744	14,544	11,454
Segment adjusted EBITDA	$(12,816)	$(9,848)	$(7,994)

Free Cash Flow

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2023	2023	2022
Free Cash Flow
Cash flows from operating activities	$163,030	$115,910	$187,152
Less: Capital expenditures, net of proceeds from sale of fixed assets	(48,469)	(27,143)	(19,719)
Free cash flow	$114,561	$88,767	$167,433

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$163,030	$115,910	$187,152
Revenue	$939,783	$926,600	$1,021,561

Cash from operating activities to revenue ratio	17%	13%	18%

Free Cash Flow to Revenue Ratio
Free cash flow	$114,561	$88,767	$167,433
Revenue	$939,783	$926,600	$1,021,561

Free cash flow to revenue ratio	12%	10%	16%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$114,561	$88,767	$167,433
Adjusted EBITDA	$189,544	$186,242	$166,116

Free cash flow to adjusted EBITDA ratio	60%	48%	101%